EXHIBIT 99.1

ALEXANDRIA REAL ESTATE EQUITIES, INC.

2017 updated guidance

(Dollars in millions, except per share amounts)

The following updated guidance is based on our current view of existing market conditions and other assumptions for the year ending December 31, 2017.

Summary of Key Changes in Sources and Uses of Capital Since Reported on 1/30/17

	Change in Midpoint
Net increase in sources of capital:
Real estate dispositions and common equity	$440	(1)
Incremental debt	(160	)(1)
Net increase in sources of capital	$280
Net increase in uses of capital:
Acquisitions	$150	(2)
6.45% Series E preferred stock redemption	130	(3)
Net increase in uses of capital	$280

Earnings per Share and Funds From Operations per Share Attributable to Alexandria’s Common Stockholders — Diluted (4) and Selected Key Credit Metrics

	As of 1/30/17	As of 3/9/17
Earnings per share	$1.49 to $1.69	$1.39 to $1.59
Depreciation and amortization	4.45	4.45
Allocation to unvested restricted stock awards	(0.04)	(0.04)
Funds from operations per share	$5.90 to $6.10	$5.80 to $6.00
Add: loss on early extinguishment of debt	—	0.01	(5)
Add: preferred stock redemption charge	—	0.09	(6)
Funds from operations per share, as adjusted	$5.90 to $6.10	$5.90 to $6.10

Net debt to Adjusted EBITDA — 4Q17 annualized	5.5x to 6.0x	5.3x to 5.8x	(1)
Net debt and preferred stock to Adjusted EBITDA — 4Q17 annualized	5.5x to 6.0x	5.3x to 5.8x	(1)

Key Sources and Uses of Capital

	Range		Midpoint
Sources of capital:
Net cash provided by operating activities after dividends	$115	$135	$125
Incremental debt	300	280	290
Real estate dispositions and common equity (7)	890	1,160	1,025
Total sources of capital	$1,305	$1,575	$1,440
Uses of capital:
Construction	$815	$915	$865
Acquisitions (8)	300	400	350
7.00% Series D preferred stock repurchases	60	130	95
6.45% Series E preferred stock redemption	130	130	130
Total uses of capital	$1,305	$1,575	$1,440
Incremental debt (included above):
Issuance of unsecured senior notes payable	$425	$425	$425
Borrowings — secured construction loans	200	250	225
Repayments of secured notes payable	(5)	(10)	(8)
Repayment of unsecured senior term loan	(200)	(200)	(200)
Improvement in leverage	(160)	(160)	(160)
$1.65 billion unsecured senior line of credit/other	40	(25)	8
Incremental debt	$300	$280	$290

(1)         Increase in real estate dispositions and common equity is expected to fund the incremental acquisitions and redemption of our 6.45% Series E Cumulative Redeemable Preferred Stock (“Series E Preferred Stock”) noted in footnotes 2, and 3. A portion of the common stock offering proceeds ($160 million) will be used to reduce debt and improve our net debt to Adjusted EBITDA and net debt and preferred stock to Adjusted EBITDA for 4Q17 annualized by 0.2x.

(2)         Increase in acquisitions for the pending acquisitions of future ground-up development sites at 303 Binney Street in our Cambridge submarket of Greater Boston for $80 million and a future ground-up development site in our Greater Stanford submarket of San Francisco for $61 million.

(3)         In March 2017, we announced the redemption of all 5,200,000 outstanding shares of our Series E Preferred Stock. The Series E Preferred Stock will be redeemed at a redemption price of $25.00 per share in April 2017.

(4)         Includes the impact of a public offering of 6.1 million shares of our common stock in March 2017, of which 4.0 million shares will be subject to forward sale agreements. This also includes the impact of the underwriters’ option to purchase an additional 915,000 shares of our common stock.

(5)         In connection with the $200 million partial repayment of our 2019 Unsecured Senior Bank Term Loan in February 2017, we recorded a loss on early extinguishment of debt aggregating $0.7 million related to the write-off of unamortized loan fees.

(6)         Includes charges aggregating $8.0 million related to the completed repurchase of 216,140 outstanding shares of our 7.00% Series D Cumulative Convertible Preferred Stock (“Series D Preferred Stock”) in February 2017, and the redemption of our 6.45% Series E Preferred Stock expected in April 2017. Excludes any charges related to projected future repurchases of our 7.00% Series D Preferred Stock.

(7)         Includes our share of the proceeds from the anticipated sale of a condo interest in 203,090 RSF of our unconsolidated real estate joint venture development project at 360 Longwood Avenue, aggregating approximately $65.7 million, pursuant to the exercise of a purchase option by the anchor tenant. The sale is expected to close in mid-2017.

(8)         Includes the acquisition of a future ground-up development site at 88 Bluxome Street in our Mission Bay/SoMa submarket of San Francisco for $130.0 million, which closed in January 2017, and $56.8 million related to our recent acquisition of the remaining 49% interest in the joint venture that owned 1455 and 1515 Third Street in our Mission Bay/SoMa submarket of San Francisco (also see footnote 2).